December 18, 2003


The Putnam Funds
One Post Office Square
Boston, MA 02109

Re: Letter of Indemnity

Ladies and Gentlemen:

Reference is made to the administrative proceedings (the "Administrative Proceedings") commenced on October 28, 2003 against Putnam Investment Management LLC ("Putnam") by the Securities and Exchange Commission and by the Massachusetts Securities Division alleging various matters related to market timing or other improper trading activity in Putnam Fund shares. Putnam serves as investment manager for each of the Putnam Funds (the "Funds") pursuant to Management Contracts which are subject to termination by the Funds on 60 days notice. Putnam is an indirect wholly-owned subsidiary of Putnam Investments LLC, which is in turn an indirect majority-owned subsidiary of March & McLennan Companies Inc.

Whereas the independent trustees of the Funds have undertaken various investigations of the matters alleged in the Administrative Proceedings; and

Whereas these matters and related matters (such as the fair valuation of portfolio holdings, the disclosure of portfolio holdings and prospectus disclosures related to the foregoing) may be the basis of further regulatory actions involving or potentially affecting the Funds or Putnam;

Whereas these matters and related matters are the basis in whole or in part for numerous private actions brought by shareholders of the Funds, in many cases as purported class actions or derivative actions, variously against the Funds, their Trustees and officers, Putnam and certain other parties (the "Private Litigation"); and

Whereas these matters and related matters may be the basis for further private actions against the Funds, their Trustees and officers;

In consideration of the continuation of the current Management Contract and other contractual and financial arrangements between each Fund and Putnam and its affiliates, Putnam hereby agrees to indemnify and hold harmless each of the Funds against any and all loss, damage, liability and expense, including reasonable fees and expenses of counsel, arising out of the matters alleged in the Administrative Proceedings, the Private Litigation or any proceedings or actions that may be threatened or commenced in the future by any person (including any regulatory authority) arising out of matters reasonably related to the foregoing matters, including without limitation:

(i) all legal and other expenses incurred by the Funds in connection with investigations undertaken by the independent Trustees;

(ii) all legal and other expenses incurred by the Funds in connection with any such proceedings or actions, including without limitation expenses related to the defense of any such proceedings or actions, compliance with disclosure requirements related to the foregoing and any special communications to Fund shareholders;

(iii) all liabilities and expenses incurred by the Funds in connection with any judgment resulting from, or settlement of, any such proceedings or actions; and

(iv) all liabilities and expenses incurred by the Funds under the provisions of the Agreement and Declaration of Trust of any Fund providing for indemnification of trustees and officers.

The Funds will use their best efforts to notify Putnam of any proceedings or actions commenced against them or against their Trustees or officers, but the failure to provide such notification shall not relieve Putnam of any liability or obligation hereunder. The Funds shall be entitled to defend any such proceedings or action against them using counsel of their choosing. Putnam shall be entitled, at its expense, to participate in the defense of any such proceedings or actions against the Funds and shall be entitled to defend any such proceedings or actions against Putnam, in each case using counsel of their choosing. The Funds will not enter into any settlement of any such proceeding or action without the consent of Putnam which consent shall not be unreasonably withheld.

In the event that the foregoing indemnification shall be unavailable to any Fund, then Putnam hereby agrees to contribute to the amount paid or payable by a Fund as a result of any loss, damage, liability or expense in such proportion as is appropriate to reflect the relative fault of Putnam and such Fund with respect to the matters which resulted in such loss, damage, liability or expense, as well as any other relevant equitable considerations.

To the extent Putnam or MMC makes a payment under this indemnity agreement, Putnam or MMC may seek reimbursement for such payment under any applicable policies of insurance.

The foregoing undertakings by Putnam shall survive the termination of any of the aforesaid Management Contracts.

Please acknowledge your receipt and acceptance of the foregoing by signing the enclosed copy of this letter in the space provided below.

Very truly yours,


Putnam Investment Management LLC

By _____________________________



The foregoing undertakings are hereby accepted:

The Putnam Funds

By _____________________________


                      GUARANTY


For good and valuable consideration, the receipt of which is hereby acknowledged, Marsh & McLennan Companies, Inc. hereby absolutely, unconditionally and irrevocably guarantees the payment by Putnam when due of all sums payable by it under this Agreement.

IN WITNESS WHEREOF, it has caused this Guaranty to be executed by its officers hereunto duly authorized as of the day and year first written above.

                                   Marsh & McLennan Companies, Inc.

                                   By:_____________________________